EXHIBIT 3i(e)

TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

AlphaRx Inc.

BVI COMPANY NUMBER **1755966**

which was continued in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 7th day of January, 2013 has changed its name to

UMeWorld Limited

this 8th day of March, 2013.

REGISTRAR OF CORPORATE AFFAIRS · FSC · BVI FINANCIAL SERVICES COMMISSION

for **REGISTRAR OF CORPORATE AFFAIRS**
8th day of March, 2013